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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Registration Statement (S-8, No. 33-22590) relating to the 1986 Incentive Stock Option Plan; Registration Statement (S-8, No. 33-41960) relating to the 1991 Non-qualified Stock Option Plan; and Registration Statement (S-8, No. 333-38475) relating to the 1997 Stock Option Plan, of our report dated April 28, 1997, with respect to the combined financial statements of PAACO, Inc. and Premium Auto Acceptance Corporation for the two years ended December 31, 1996, included in Crown Group, Inc.'s filing on Form 8-K/A (Amendment No. 1) dated on or about April 16, 1998, filed with the Securities and Exchange Commission.



                                             /s/ Ernst & Young LLP


April 16, 1998
Dallas, Texas